PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated                      Registration No. 333-205444
 December 8, 2016)


                               CEL-SCI CORPORATION
                               Series DD Warrants
                               Series EE Warrants



On February 22, 2018 the Company extended the expiration date of its Series DD and Series EE warrants until the close of business on July 1, 2018. The Series DD and Series EE warrants were issued as part of a financing on December 8, 2016. As a result of the reverse stock split approved by the Company's shareholders and adopted by the Company's directors:

     o the holders of the Series DD warrants are entitled to purchase 1,360,960 shares of the Company's common stock at an exercise price of $4.50 per share; and

     o the holders the Series EE warrants are entitled to purchase 1,360,960 shares of the Company's common stock at an exercise price of $4.50 per share.



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                  Prospectus Supplement dated February 23, 2018